                                                                   EXHIBIT 10.21

                                                                  EXECUTION COPY
================================================================================





                  ASSET AND SUBSIDIARY STOCK OPTION AGREEMENT


                                    between


                           GRETAG IMAGING GROUP, INC.


                                      and


                             RASTER GRAPHICS, INC.


                          Dated as of October 6, 1998



================================================================================

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                   ARTICLE I
                                  THE OPTION

1.1  Grant of the Option.................................................    1
1.2  Exercise of Options.................................................    2
1.3  Sale and License of Inkjet Business; Sale of Shares.................    3
1.4  Purchase Prices.....................................................    5
1.5  Closing.............................................................    5

                                  ARTICLE II
                           COVENANTS OF THE PARTIES


2.1  Escrow Agent........................................................    7
2.2  Employees; Transitional Services....................................    7
2.3  Inventory...........................................................    7
2.4  HSR Filings; Approvals..............................................    8
2.5  Right of Inspection.................................................    8
2.6  Consents............................................................    8
2.7  Interim Operations..................................................    8
2.8  Further Assurances..................................................   10

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


3.1  Existence; Good Standing; Corporate Authority.......................   11
3.2  Authorization, Validity and Effect of Agreements....................   11
3.3  Compliance with Laws................................................   11
3.4  Capitalization, etc.................................................   11
3.5  Assets..............................................................   12
3.6  No Violation........................................................   12
3.7  Merger Agreement....................................................   13

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1  Existence; Good Standing............................................   13
4.2  Authorization, Validity and Effect of Agreements....................   13


                                   ARTICLE V
                                 MISCELLANEOUS


 5.1  Survival...........................................................   14
 5.2  Amendment..........................................................   14
 5.3  Notices............................................................   14
 5.4  Assignment; Binding Effect.........................................   15
 5.5  Entire Agreement...................................................   15
 5.6  Expenses...........................................................   15
 5.7  Governing Law......................................................   15
 5.8  Investigations.....................................................   16
 5.9  Termination........................................................   16
5.10  Severability.......................................................   16
5.11  Arbitration........................................................   16
5.12  Indemnification....................................................   17
5.13  Counterparts.......................................................   19

SCHEDULE A     Business Assets
SCHEDULE B     Ink and Paper After-Market Business
SCHEDULE C     Excluded Liabilities
SCHEDULE D     Escrowed Items

                                  DEFINITIONS


            Defined Term                      Section Reference
            ------------                      -----------------

"Agreement"                                First Paragraph
 ---------
"Business Assets"                          Section 1.1(b)
 ---------------
"Business Liabilities"                     Section 1.3(a)(iv)
 --------------------
"Closing"                                  Section 1.5(a)
 -------
"Closing Date"                             Section 1.5(a)
 ------------
"Company"                                  First Paragraph
 -------
"Company Indemnitees"                      Section 5.12(b)
 -------------------
"Disclosure Letter"                        Merger Agreement
 -----------------
"Effective Time"                           Merger Agreement
 --------------
"Encumbrance"                              Merger Agreement
 -----------
"Excluded Liabilities"                     Section 1.3(a)(iv)
 --------------------
"Governmental Entity"                      Merger Agreement
 -------------------
"HSR Act"                                  Section 2.4
 -------
"Indemnified Party"                        Section 5.12(c)
 -----------------
"Indemnifying Party"                       Section 5.12(c)
 ------------------
"Ink and Paper After-Market Business"      Section 1.1(b)
 -----------------------------------
"Inkjet Business"                          Section 1.1(b)
 ---------------
"Inkjet Option"                            Section 1.1(b)
 -------------
"Inkjet Option Purchase Price"             Section 1.1(b)
 ----------------------------
"Intellectual Property"                    Merger Agreement
 ---------------------
"Laws"                                     Merger Agreement
 ----
"Loan and Pledge Agreement"                Section 1.4(a)
 -------------------------
"Losses"                                   Section 5.12(a)
 ------
"Material Adverse Effect"                  Section 3.1
 -----------------------
"Merger Agreement"                         Second Paragraph
 ----------------
"Merger Sub"                               Second Paragraph
 ----------
"Notes"                                    Loan and Pledge Agreement
 -----
"Notice of Exercise"                       Section 1.2
 ------------------
"O-Sub"                                    Section 1.1(a)
 -----
"O-Sub Shares"                             Section 1.1(a)
 ------------
"Promissory Notes"                         Loan and Pledge Agreement
 ----------------
"Purchaser"                                First Paragraph
 ---------
"Purchaser Indemnitees"                    Section 5.12(a)
 ---------------------
"Secondary Assets"                         Section 1.1(b)
 ----------------
"Subsidiary Stock Option"                  Section 1.1(a)
 -----------------------
"Subsidiary Purchase Price"                Section 1.4(b)
 -------------------------

                  ASSET AND SUBSIDIARY STOCK OPTION AGREEMENT

          ASSET AND SUBSIDIARY STOCK OPTION AGREEMENT, dated as of October 6, 1998 (this "Agreement") between Raster Graphics, Inc., a Delaware corporation
            ---------
(the "Company"), and Gretag Imaging Group, Inc., a Delaware corporation
      -------
("Purchaser").
-----------

          WHEREAS, the Company, Purchaser and Gretag Acquisition Corp., a Delaware corporation (the "Merger Sub"), are, concurrently with the execution of
                           ----------
this Agreement, entering into an Agreement and Plan of Merger (the "Merger
                                                                    ------
Agreement");
---------

          WHEREAS, the Company designs, manufactures, markets, sells, services and supports inkjet printer products;

          WHEREAS, the Company owns all the shares of capital stock of O-Sub;

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Purchaser and the Merger Sub have requested that the Company agree, and, as an inducement to Purchaser and Merger Sub to enter into the Merger Agreement, the Company has agreed, to grant the Inkjet Option and the Subsidiary Stock Option to Purchaser on the terms and subject to the conditions set forth herein; and

          WHEREAS, certain capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement;

          NOW, THEREFORE, to induce Parent to enter into, and in consideration of the entering into of, the Merger Agreement and of the mutual covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE I
                                  THE OPTION

          1.1  Grant of the Option.  The Company hereby grants to Purchaser:
               -------------------

          (a) the irrevocable right and option (the "Subsidiary Stock Option")
                                                     -----------------------
as further set forth herein to purchase for the Subsidiary Purchase
Price all of the issued and outstanding shares of common stock, par value $0.001 per share (the "O-Sub Shares"), of Onyx Graphics Corporation ("O-Sub") on the
                ------------                                   -----
terms set forth herein; and

          (b) the irrevocable right and option as further set forth herein
(the "Inkjet Option") to purchase for the Inkjet Option Purchase Price (i) all
      -------------                                                     -
of the assets (not including the Secondary Assets) (the "Business Assets") used
                                                         ---------------
or held for use in connection with, necessary for the conduct of or otherwise material to the Inkjet Business, including, without limitation, all rights, contracts, goodwill, studies, prepaid advertising, endorsements, commercial and retail inventories, supplies, customer lists, contractual rights, Intellectual Property, machinery, equipment, molds, parts, spare parts, components, tooling, fixture and equipment specifications, studies, blueprints and drawings, printed materials, quality specifications and instructions, design specifications, process specifications for labor and equipment, work in process and all other property, assets and rights of every kind, nature and description, real, personal or mixed, tangible or intangible (including goodwill), whether accrued, contingent or otherwise, and whether now existing or hereinafter acquired and wherever situated as more fully described in Schedule A; and (ii) the right and
                                                              --
license to use the Secondary Assets, solely in connection with the Inkjet Business as it is now or may in the future be conducted.

          "Inkjet Business" means the design, manufacture, sales, service and
           ---------------
support of the Company's inkjet printer products, provided that the Inkjet
                                                  --------
Business shall not include the Ink and Paper After-Market Business.

          "Ink and Paper After-Market Business" means the Company's after-market
           -----------------------------------
ink and paper business for the Company's inkjet printer products, as more fully described in Schedule B.

          "Secondary Assets" means the Intellectual Property of the Company that
           ----------------
is, in the Company's reasonable determination, subject to Purchaser's reasonable agreement therewith, used primarily in connection with or held for use primarily in connection with the operation of any business of the Company other than the Inkjet Business.

          1.2  Exercise of Options.  Subject to the provisions set forth below,
               -------------------
Purchaser shall have the right:

          (a) to exercise the Inkjet Option upon the termination of the Merger Agreement pursuant to Section 9.1(b)(iii), 9.1(c)(ii), 9.1(d)(iii) or 9.1(d)(vii), thereof; provided that the Purchaser has not exercised the
                      --------
Subsidiary Stock Option;  and provided further that if the Merger Agreement is
                              -------- -------
terminated pursuant to Section 9.1(d)(iii), Purchaser may exercise the Inkjet Option only if (i) the breach or breaches of representations, warranties or covenants that were the reason for such termination would, individually or in the aggregate, have a Material Adverse Effect or a Material Delaying

Effect, and (ii) such breach or breaches were not caused solely by actions or inactions of the Purchaser;

          (b) to exercise the Subsidiary Stock Option upon the termination of the Merger Agreement for whatever reason; provided that the Purchaser has not
                                          --------
exercised the Inkjet Option.

          Purchaser may elect to exercise the Inkjet Option or the Subsidiary Stock Option by giving written notice (the "Notice of Exercise") to the Company
                                            ------------------
stating that it has elected to exercise the Inkjet Option or the Subsidiary Stock Option, as the case may be; provided that such Notice of Exercise is given
                                  --------
within 90 days of the occurrence of any of the events set forth in subsections
(a) or (b) above. If Purchaser has not exercised the Inkjet Option or the Subsidiary Stock Option during such 90-day period, the Inkjet Option and the Subsidiary Stock Option shall expire and shall no longer be of any force or effect.

          1.3  Sale and License of Inkjet Business; Sale of Shares.  (a)
               ---------------------------------------------------
Subject to the terms and conditions of this Agreement, if the Inkjet Option has been exercised, on the Closing Date:

          (i) The Company shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company, all of the Company's right, title and interest in and to the Business Assets.

          (i) The Company shall grant, and hereby grants upon the Closing, to Purchaser a perpetual, worldwide, nontransferable, royalty-free and fully paid-up right and license to use the Secondary Assets solely in connection with the Inkjet Business as it is now or may in the future be conducted. The parties shall negotiate in good faith a license agreement containing customary and commercially reasonable terms relating to the maintenance of the Secondary Assets, infringement, indemnification, confidentiality and other terms, provided that the failure to agree upon such license agreement
                  --------
     shall not affect the rights granted in this Section 1.3(a)(ii).

          (iii) Solely to the extent any of the Business Assets are currently used by the Company in connection with any business of the Company (other than the Inkjet Business) as currently conducted, Purchaser shall grant, and hereby grants upon the Closing, to the Company a perpetual, worldwide, nontransferable (except for transfers in connection with the sale of the Company, provided the transferee assumes in writing all of the obligations of the Company under such license, including, without limitation, the confidentiality and non-competition obligations contained therein), royalty-free and fully paid-up right and license to use the Business Assets in connection with such business of the Company. The parties shall negotiate in good faith to a license agreement containing customary and commercially reasonable terms relating to the maintenance of the Business Assets, infringement, indemnification, confidentiality and other terms, provided that the failure
                                                       --------
     to agree upon such license agreement shall not affect the rights granted in this Section 1.3(a)(iii). Notwithstanding anything to the contrary contained herein, for a period of five years commencing on the date of the exercise of the Inkjet Option, the Company shall have no right anywhere in the world to use or permit other persons or entities to use any of the Business Assets in connection with any business similar to or competitive with the Inkjet Business.

          (iv) Purchaser shall assume all liabilities and obligations associated with the Inkjet Business (including without limitation all contracts and commitments), other than liabilities and obligations associated with the Secondary Assets, but excluding any long-term indebtedness and all other such liabilities and obligations as are or have been incurred outside the ordinary course of business of the Inkjet Business, including, without limitation, the liabilities identified in Schedule C (collectively, the "Excluded Liabilities"); provided that, by
                                    --------------------
     mutual agreement, the Company and Purchaser shall make such adjustments as to which of such rights, contracts, properties, assets, goodwill and business are to be purchased and which of such liabilities and obligations are to be assumed as shall be necessary to settle the obligations, rights and accounts existing between the Inkjet Business on the one hand and the Company and its affiliates and other divisions on the other hand at the time of the Closing so that such obligations, rights and accounts are settled and canceled as of the Closing and are not transferred to or assumed by Purchaser. The liabilities and obligations to be assigned and assumed pursuant to this subsection 1.3(a)(iv) are hereinafter referred to as the "Business Liabilities."
             --------------------

          (b) Subject to the terms and conditions of this agreement, if the Subsidiary Stock Option has been exercised, on the Closing Date:

          (i) The Company shall sell to Purchaser, and Purchaser shall purchase, the O-Sub Shares.

          (ii) As of the Closing Date, the account receivable from the Company up to $1,500,000 on O-Sub's balance sheet shall be canceled, provided that
                                                                  --------
     the net equity on O-Sub's balance sheet shall in no event be less than $1,100,000.

          (c) As promptly as practicable following the Closing Date with respect to the exercise of the Subsidiary Stock Option, the parties shall negotiate in good faith a distribution agreement with commercially reasonable terms for the distribution of software products from O-Sub to the Company for resale with the Company's products.

          1.4  Purchase Prices.  (a)  The aggregate purchase price to be paid by
               ---------------
Purchaser for the sale of the Business Assets and the license rights granted under Section 1.3(a)(ii) to the Secondary Assets upon exercise of the Inkjet Option and at the Closing shall be $6,000,000 (the "Inkjet Option Purchase
                                                    ----------------------
Price"), plus the grant of the license described in Section 1.3(c) and the assumption of the Business Liabilities. The Purchaser may pay the Inkjet Option Purchase Price, upon its election, by the cancellation, in an aggregate amount up to the Inkjet Option Purchase Price, of (i) outstanding Promissory Notes under the Loan and Pledge Agreement dated as of the date hereof, between the Company and Purchaser (the "Loan and Pledge Agreement"), and (ii) any accrued
                            -------------------------
interest thereon through the date of such cancellation, the balance, if any, of such Inkjet Option Purchase Price to be paid in cash.

          (b) The purchase price to be paid by the Purchaser for the sale of the O-Sub Shares upon exercise of the Subsidiary Stock Option and at the Closing shall be $5,000,000 (the "Subsidiary Purchase Price"). The Purchaser may pay the
                          -------------------------
Subsidiary Purchase Price, upon its election in an aggregate amount up to the Subsidiary Purchase Price, by (i) the cancellation of any outstanding Promissory Notes under the Loan and Pledge Agreement, and (ii) any accrued interest thereon through the date of such cancellation, the balance, if any, of such Subsidiary Purchase Price to be paid in cash.

          1.5  Closing.  (a)  The closing of the purchase of the Inkjet Business
               -------
pursuant to the Inkjet Option, or the O-Sub shares pursuant to the Subsidiary Stock Option, as the case may be (the "Closing"), shall take place at 10:00
                                       -------
a.m., New York City time at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 on a date (the "Closing Date") that is the
                                                 ------------
later of (i) the date of the expiration or termination of any applicable waiting
          -
period under the HSR Act and (ii) the fifteenth business day after the delivery
                              --
of an applicable Notice of Exercise (or such other date upon which the parties hereto may mutually agree).

          (b) At the Closing, if the Inkjet Option has been exercised:

          (i)    the Company shall deliver to Purchaser (A) such duly executed
                                                      -
     bills of sale, deeds, endorsements, assignments and other instruments of conveyance and transfer, in form and substance satisfactory to Purchaser, as are necessary or appropriate in the judgment of Purchaser to vest in Purchaser good and marketable title to the Business Assets and to grant the license described in Section 1.3(a)(ii) and (B) all contracts, commitments,
                                                  -
     books, records, lists, files and other data in the possession of the Company or any of its subsidiaries or affiliates relating to the Inkjet Business including, but not limited to, all contracts, commitments, books, records, lists, files and other data in the possession of the Company or any of its subsidiaries or affiliates relating to the Business Assets and the Secondary Assets;

          (ii)   Purchaser will assume the Business Liabilities;

          (iii)  Purchaser will (A) deliver or cause to be delivered the Inkjet
                               -
     Option Purchase Price in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing; or (B) if Purchaser elects, (I) deliver to the Company such
                      -                        -
     instruments, in form and substance reasonably satisfactory to the Company, as are necessary or appropriate in the reasonable judgment of the Company to effect the cancellation of the outstanding Promissory Notes, and any accrued interest thereon through the date of such cancellation, and (II)
                                                                          --
     deliver or cause to be delivered the excess of the Inkjet Option Purchase Price over the aggregate amount of obligations canceled pursuant to clause
     (B)(I) of this Section 1.5(b) in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing.

          (iv) Purchaser shall deliver to the Company such instruments, in form and substance reasonably satisfactory to the Company, as are necessary or appropriate in the reasonable judgment of the Company to effect the assumption of the Business Liabilities and to grant the license described in Section 1.3(a)(iii).

          (c) At the Closing, if the Subsidiary Stock Option has been exercised:

          (i) the Company shall deliver or cause to be delivered to Purchaser the O-Sub Shares in the form of a stock certificate or certificates therefor in good form for delivery and free and clear of all Encumbrances, registered in the name of Purchaser or its designee against payment therefor;

          (ii)   Purchaser will (A) deliver or cause to be delivered the
                                 -
     Subsidiary Purchase Price in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing; or (B) if Purchaser elects, (I) deliver to the Company
                              -                        -
     such instruments, in form and substance reasonably satisfactory to the Company, as are necessary or appropriate in the reasonable judgment of the Company to effect the cancellation of the outstanding Promissory Notes, and any accrued interest thereon through the date of such cancellation, and

     (II) deliver or cause to be delivered the excess of the Inkjet Option
      --
     Purchase Price over the aggregate amount of obligations canceled pursuant to clause (B)(I) of this Section 1.5(c) in immediately available funds by wire transfer to a bank account of the Company designated by the Company prior to the date of the Closing.


                                   ARTICLE II
                            COVENANTS OF THE PARTIES

          2.1  Escrow Agent.  If at any time Purchaser reasonably believes that
               ------------
events are likely to occur that would enable Purchaser to exercise the Inkjet Option, Purchaser may request that the Company, and the Company shall, promptly after such request, place in escrow with a mutually acceptable escrow agent (which would include any commercial bank or trust company having net capital of not less than $100 million) all or some, at Purchaser's option, of the items set forth in Schedule D. If the Inkjet Option is exercised, all such items shall be delivered by such escrow agent to Purchaser at the Closing in conformity with this Agreement upon tender of payment to the Company of the Inkjet Option Purchase Price (whether pursuant to Section 1.5(b)(iii)(A) or Section 1.5(b)(iii)(B)).

          2.2  Employees; Transitional Services.  If the Inkjet Option is
               --------------------------------
exercised, Purchaser and the Company shall (a) use their reasonable best efforts
                                            -
to cause all employees and managers of the Company primarily engaged in the Inkjet Business to become employees of Purchaser or any of its subsidiaries conducting the Inkjet Business, (b) use their reasonable best efforts to cause
                                 -
all part-time personnel, and other third parties currently performing services for the Inkjet Business to continue to do so, and (c) execute a transitional
                                                   -
services agreement with commercially reasonable consideration providing for such head offices and other services as Purchaser deems reasonably necessary for the continued operation and smooth uninterrupted transition of the Inkjet Business during a six-month transition period. The Company shall be responsible for any severance and related payments owing to or becoming due to Company employees primarily engaged in the Inkjet Business who do not become employees of Purchaser.

          2.3  Inventory.  If the Inkjet Option is exercised, the Company hereby
               ---------
agrees that Purchaser shall have the right to acquire the inventory to be acquired hereunder in the form existing as of the Closing Date, provided that such inventory shall exclude after-market ink, toner, paper and related supplies.

          2.4  HSR Filings; Approvals.  The Company and Purchaser shall each use
               ----------------------
its reasonable best efforts promptly to prepare and to make such filings (if any) and to provide such information (if any) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with
                                                                  -------
respect to the purchase of the Inkjet Business pursuant to the Inkjet Option or the O-Sub Shares pursuant to the Subsidiary Stock Option.

          2.5  Right of Inspection.  At any time prior to the Closing or the
               -------------------
termination of this Agreement, Purchaser shall have the right, at all reasonable times during regular business hours, to inspect the books, records, and properties of the Company primarily related to the Inkjet Business or of the O-Sub solely for the purpose of determining whether to exercise the Inkjet Option or the Subsidiary Stock Option. Purchaser will keep all information derived from such inspection confidential, except as required by applicable law or to the extent that such information is otherwise publicly available.

          2.6  Consents.  If the Inkjet Option is exercised, the Company shall,
               --------
and shall cause each of its Subsidiaries and affiliates to: give all required notices and use its reasonable best efforts to obtain prior to the Closing all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other persons relating to the Inkjet Business as may be required in order to enable the Company to perform its obligations hereunder, including, without limitation, all consents and approvals required to permit it to make the sale and licenses to Purchaser contemplated herein and to enable Purchaser to enjoy after the Closing all rights and benefits presently enjoyed by the Company in respect of the Inkjet Business;

provided that no contract shall be amended to increase the amount payable
--------
thereunder in order to obtain any such consent, approval or authorization or otherwise without obtaining the prior written consent of Purchaser. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Company shall continue to use its reasonable best efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and the Company will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of the Company in the benefits of the Business Assets and the license described in Section 1.3(a)(ii) notwithstanding the failure to obtain such consents or approval.

          2.7  Interim Operations.  Until the earlier of the Closing or the
               ------------------
termination of this Agreement, the Company shall, and shall cause its subsidiaries to, unless Purchaser shall otherwise consent in writing, conduct the operations of the Inkjet Business and of O-Sub according to their respective usual, regular and ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact their respective business organizations and goodwill, to keep available the services of their officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with them, including through the payment of additional compensation reasonably acceptable to Purchaser to such distributors, brokers and sales agents reasonably calculated to maintain at least the current level of merchandising, distribution and shelving. Without limiting the generality of the foregoing, until the earlier of the Closing or the termination of this Agreement, unless Purchaser shall otherwise consent in writing, the Company will:

          (a) not pledge, sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of (i) the O-Sub Shares (other than pursuant
                                      -
     to the Loan and Pledge Agreement) or (ii) the Business Assets or Secondary
                                           --
     Assets (including, without limitation, receivables, leasehold interests or third party licenses or assignments of Intellectual Property and including any sale leaseback transaction) except for the sale of inventory in the ordinary course of business;

          (b) not effect any stock split, reverse stock split, stock dividend, subdivision, reclassification of the O-Sub Shares, or otherwise change the capitalization of the O-Sub as it exists on the date hereof;

          (c) preserve and maintain all the properties used in or relating to the Business Assets and Secondary Assets in a normal state of repair, order and condition, reasonable wear and use excepted;

          (d) keep all the Business Assets and Secondary Assets insured (to the extent presently insured) against any loss, either by fire, other casualty, or theft and give notice to Purchaser of any loss involving any of the Business Assets or Secondary Assets if such loss is at least $50,000 or more and discuss with Purchaser whether the proceeds of any claim made in connection with the loss should be used to replace any property damage or loss. Any proceeds not used to replace lost or damaged property shall be for the account of Purchaser if the Inkjet Option is exercised and consummated at the Closing;

          (e) not enter into any contract, agreement or commitment relating to all or any part of the business conducted by O-Sub, the Business Assets or Secondary Assets except for contracts, agreements or commitments in the ordinary course of business consistent with past practice;

          (f) maintain all the books, accounts and records relating to O-Sub and the Inkjet Business in the usual, regular and ordinary manner, on a basis consistent with prior years;

          (g) promptly advise Purchaser in writing of any material adverse change in the business, operations, financial condition or prospects of O-Sub or the Inkjet Business or in the Business Assets, Secondary Assets or Business Liabilities;

          (h) comply in all material respects with the provisions of all laws, regulations, ordinances and judicial decrees applicable to the conduct of O-Sub and the Inkjet Business;

          (i) promptly notify Purchaser of the institution of any legal proceeding which may individually or in the aggregate have a material adverse effect on the business, operations, properties, financial condition or prospects of O-Sub and the Inkjet Business taken as a whole;

          (j) prosecute and maintain all Intellectual Property used or held for use in connection with the Inkjet Business or the business of O-Sub; and

          (k) not take or omit to take any other action nor enter into any agreement which would have the effect of (i) frustrating the purpose of
                                               -
     this Agreement or (ii) preventing or disabling the Company from delivering
                        --
     the Business Assets, the Secondary Assets upon exercise of the Inkjet Option, delivering the O-Sub Shares upon exercise of the Subsidiary Stock Option or otherwise performing its obligations under this Agreement.

          2.8  Further Assurances.  Each party hereto, prior to and following
               ------------------
the Closing, shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents, instruments and assurances as may from time to time be necessary in order to protect the Company's and Purchaser's rights under this Agreement and otherwise as may reasonably be requested by the Company and Purchaser in order to carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

          3.1  Existence; Good Standing; Corporate Authority.  Each of the
               ---------------------------------------------
Company and O-Sub is (i) a corporation duly incorporated, validly existing and
                      -
in good standing under the laws of its jurisdiction of incorporation and (ii) is
                                                                          --
duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of the Company or O-Sub (a "Material Adverse Effect"). Each of the Company and O-Sub has the
             -----------------------
requisite corporate power and authority to own, operate and lease its properties and carry on its business (including, in the case of Purchaser, the Inkjet Business) as now conducted.

          3.2  Authorization, Validity and Effect of Agreements.  The Company
               ------------------------------------------------
has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3.3  Compliance with Laws.  Except as set forth in Schedule 3.3,
               --------------------
neither the Company nor O-Sub is in violation of any Laws of any Governmental Entity applicable to the Company, O-Sub or any of their respective properties or assets (including the Inkjet Business), except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.4  Capitalization, etc. The Company owns all of the O-Sub Shares,
               -------------------
and each of the O-Sub Shares is duly authorized, validly issued, fully paid and nonassessable and owned by the Company free and clear of all Encumbrances (except for any Encumbrance pursuant to the Loan and Pledge Agreement). There are no other shares of capital stock of O-Sub, no securities of O-Sub convertible or exchangeable for shares of capital stock or voting securities of O-Sub, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or O-Sub to issue, transfer or sell any shares of capital stock of, or equity interests in, O-Sub. There are no outstanding obligations of the Company or O-Sub to repurchase, redeem or otherwise acquire any shares of capital stock of O-Sub.

          3.5  Assets.  (a) The Company owns and has good title or has the right
               ------
to use all the Business Assets and Secondary Assets (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any and all Encumbrances. The Business Assets and the Secondary Assets, taken as a whole, constitute all the properties and assets used or held for use in connection with, necessary for the conduct of or otherwise material to the Inkjet Business as reasonably conducted and as conducted during the past twelve months (except inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). There are no assets or properties used in the operation of the Inkjet Business and owned by any Person other than the Company that will not as of the Closing Date be leased or licensed to Purchaser under valid, current leases or license arrangements. The Business Assets and Secondary Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Company, there are no facts or conditions affecting such assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

          (b) Neither the purchase and sale of the Business Assets and the licenses contemplated hereby upon the exercise of the Inkjet Option, nor the purchase and sale of the O-Sub Shares upon the exercise of the Subsidiary Stock Option would constitute the sale of "substantially all" of the Company's properties and assets pursuant to Section 271 of the DGCL, and such Section 271 shall not be applicable to any of the transactions contemplated by this Agreement. Neither the Inkjet Business nor O-Sub represents more than 45% of
(i) the book value of the Company's assets, (ii) the Company's revenues, or
(iii) the Company's profit, in each case on a consolidated basis.

          3.6  No Violation.  Except as set forth in Schedule 3.6, neither the
               ------------
execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will: (i) violate, conflict
                                                            -
with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws (or comparable constituent documents) of the Company or O-Sub; (ii)
                                                                          --
violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the Inkjet Business, the O-Sub Shares or the O-Sub business (other than any Encumbrance created hereunder) under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, plan, agreement or other instrument, commitment or obligation to which the Company or O-Sub is a party, by which the Company or O-Sub or any of their respective properties is bound, or under which the Company or any of its subsidiaries or any of their respective properties is entitled to a benefit, except for any of the foregoing matters which individually or in the aggregate would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

          3.7  Merger Agreement.  Each of the representations and warranties
               ----------------
made by the Company in the Merger Agreement (including the relevant exceptions set forth in the Disclosure Letter) are true and correct to the extent they relate to the conduct of O-Sub and the Inkjet Business or to the O-Sub Shares, the Business Assets or the Secondary Assets.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

          4.1  Existence; Good Standing.  Purchaser is a corporation duly
               ------------------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          4.2  Authorization, Validity and Effect of Agreements.  Purchaser has
               ------------------------------------------------
the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Purchaser, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.


                                   ARTICLE V
                                 MISCELLANEOUS

          5.1  Survival.  The representations and warranties contained in this
               --------
Agreement shall not survive the Effective Time or the expiration of both the Inkjet Option and the Subsidiary Stock Option in accordance with the terms of this Agreement, but shall survive for a period of two years following the Closing Date (except with respect to the representations contained in Section
3.7 that relate to Sections 5.10 and 5.11 of the Merger Agreement which shall survive until the expiration of the applicable statute of limitations).

          5.2  Amendment.  This Agreement may not be amended, modified or
               ---------
supplemented except by an instrument in writing signed on behalf of all of the parties.

          5.3  Notices.  Any notice required to be given hereunder shall be
               -------
sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser:  Gretag Imaging Group, Inc.     If to the Company: Raster Graphics, Inc.
                  c/o Gretag Imaging, Inc.                          3025 Orchard Parkway
                  2070 Westover Road                                San Jose, CA  95134
                  Chicopee, MA 01022

Telephone:  (413) 593-6900                      Telephone:  (408) 232-4000
Facsimile:  (413) 788-0940                      Facsimile:  (408) 232-4100
Attention:  William Recker                      Attention:  Rakesh Kumar

With a copy to:

Gretag Imaging Holding AG
Althardstrasse 70
CH-8105 Regensdorf  Switzerland
Telephone:   (011-411) 842-2092
Facsimile:  (011-411) 842-2411
Attention:  Dr. Eduard Brunner

With a copy to:                                 With a copy to:

Debevoise & Plimpton                            Venture Law Group
875 Third Avenue                                2800 Sand Hill Road
New York, New York  10022                       Menlo Park, CA 94025
Telephone: (212) 909-6000                       Telephone:  (650) 854-4488
Facsimile:  (212) 909-6836                      Facsimile:   (650) 854-1121
Attention:  Christopher Smeall, Esq.            Attention:    Edmund S.  Ruffin, Jr., Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          5.4  Assignment; Binding Effect.  Neither this Agreement nor any of
               --------------------------
the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that (a) Purchaser may
                                    --------  -------        -
assign its rights hereunder to an affiliate or to any purchaser of any portion of the business of O-Sub or the Inkjet Business after the Closing, and (b) the
                                                                        -
Company may assign its rights hereunder to any purchaser of any portion of the business of the Company other than the Inkjet Business or the business of O-Sub. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, except Section 5.12, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          5.5  Entire Agreement.  This Agreement (including the Exhibits and
               ----------------
Schedules hereto), the Loan and Pledge Agreement and the Merger Agreement and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect thereto. Termination of the Merger Agreement or the Loan and Pledge Agreement shall in no way limit the applicability of any reference herein to, or any incorporation herein by reference of, any such document or any section in any such document.

          5.6  Expenses.  Except as otherwise set forth in this Agreement or the
               --------
Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.

          5.7  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

          5.8  Investigations.  No action taken pursuant to this Agreement,
               --------------
including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

          5.9  Termination.  This Agreement and the Inkjet Option and the
               -----------
Subsidiary Stock Option granted hereto shall expire upon the earlier of (a) the
                                                                         -
Effective Time and (b) 90 days after either such option becomes exercisable
                    -
pursuant to Section 1.2.

          5.10  Severability.   Any term or provision of this Agreement which is
                ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is unenforceable, the provision shall be interpreted to apply to the fullest extent possible to permit the provisions of this Agreement to be enforceable.

          5.11  Arbitration.   (a)  Any dispute, controversy or claim arising
                -----------
out of, relating to, or in connection with, this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of International Disputes in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, NY and it shall be conducted in the English language, provided that either party may submit testimony or documentary
          --------
evidence in German and shall, on the request of the other party, furnish a translation or interpretation into the other language of any such testimony or documentary evidence. The neutral organization designated to perform the functions specified in Rule 6 and Rules 7.7(b), 7.8 and 7.9 shall be the CPR Institute for Dispute Resolution. Notwithstanding Section 5.7, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C.
(S)(S) 1 et seq.

          (b) The arbitration shall be conducted by one arbitrator. The arbitrator shall be selected as provided in the rules specified above.

          (c) In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order such production of documents as may reasonably be requested by either party or by the tribunal itself.

          (d) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award shall include an award of costs, including reasonable attorneys' fees and disbursements. The arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.
Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

          (e) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          5.12  Indemnification.    (a)  By the Company.  The Company covenants
                ---------------          --------------
and agrees to defend, indemnify and hold harmless Purchaser, its affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Purchaser Indemnitees") from and against, and
                                ---------------------
pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising
                                            ------
out of:

          (i) any inaccuracy of any representation or warranty made by the Company herein or in connection herewith;

          (ii) any failure of the Company to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; and

          (iii) if the Inkjet Option is exercised and consummated at the Closing, the Excluded Liabilities.

          The Company's aggregate indemnification obligations with respect to any claim for indemnification pursuant to clauses (i) and (ii) of the first sentence of this Section 5.12(a) shall not exceed $5,000,000.

          (b) By Purchaser.  Purchaser covenants and agrees to defend,
              -----------
indemnify and hold harmless the Company, its affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Company Indemnities") from and against any and all Losses
                    -------------------
resulting from or arising out of:

          (i) any inaccuracy in any representation or warranty made by Purchaser herein;

          (ii) any failure of Purchaser to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; and

          (iii) if the Inkjet Option is exercised and consummated at the Closing, the Assumed Liabilities.

except to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which the Company is required to indemnify Purchaser Indemnitees under Section 5.12(a). Purchaser's aggregate indemnification obligations with respect to any claim for indemnification pursuant to clauses (i) and (ii) of the first sentence of this Section 5.12(b) shall not exceed $5,000,000.

          (c) Indemnification Procedures.  In the case of any claim asserted by
              --------------------------
a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the
      -----------------
party required to provide indemnification (the "Indemnifying Party") promptly
                                                ------------------
after such Indemnified

Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party
                                    -
who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may
                                        --
participate in such defense at such Indemnified Party's expense, and (iii) the
                                                                      ---
omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of Purchaser to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 5.12 and the records of each shall be available to the other with respect to such defense.

          5.13  Counterparts.  This Agreement may be executed by the parties
                ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                         RASTER GRAPHICS, INC.


                         By:  /s/ RAK KUMAR
                            ----------------------------------
                         Name:  Rak Kumar
                         Title: President and CEO


                         GRETAG IMAGING GROUP, INC.


                         By:  /s/  DR. EDUARD BRUNNER
                            ----------------------------------
                         Name:  Dr. Eduard Brunner
                         Title: Treasurer